Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-162890) of ALLETE, Inc. of our report dated June 26, 2018 relating the financial statements and schedule of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan included in this Annual Report (Form 11-K).

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP
Milwaukee, Wisconsin
June 26, 2018